Exhibit 99.1

Franklin®

Electronic Publishers

One Franklin Plaza

Burlington, NJ 08016

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
	609-386-2500	FOR IMMEDIATE RELEASE

FRANKLIN ANNOUNCES PROFITABLE SECOND QUARTER RESULTS

BURLINGTON, New Jersey – November 7, 2003 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported net income of $747,000, or $.09 per share, for the quarter ended September 30, 2003 compared with net income of $2,559,000, or $.32 per share, in the same period last year. The prior year results include income of $1,377,000, or $.17 per share, from the extension of a three-year software licensing agreement.

Revenues in the current quarter were $15,671,000 compared with $21,054,000 in the same quarter of the prior year, which included $1,573,000 from the extension of the software licensing agreement. Results for the current period were adversely affected by the temporary loss of a major retailer who recently resumed purchasing from the Company, and a shift of orders from certain key customers from the second to third fiscal quarters. Additionally, the prior year quarter had significant close-out sales of eBookMan.

For the six months ended September 30, 2003, the Company reported net income of $1,027,000, or $.10 per share after preferred stock dividends of $208,000. For the same period last year, the Company had net income of $2,716,000, or $.32 per share after preferred stock dividends of $188,000. The prior year results include income of $1,377,000, or $.17 per share, from the extension of a three-year software licensing agreement

Revenues for the six months were $30,654,000 compared with $37,571,000 in the same period last year. Results for the prior year’s six-month period include revenue of $1,573,000 from the aforementioned software licensing agreement.

Barry Lipsky, President and CEO of the Company said, “Although compared with the prior year period our recurring revenues declined significantly, we remained profitable and were able to increase our gross margin by two percent..” Mr. Lipsky went on to say that “this year, many of our new products are gift related and as such should perform well during the critical holiday shopping season versus the second quarter back-to-school season. Having just completed a strong October, I expect that our revenue and operating income for the second half of this fiscal year will compare favorably with the prior year results.” Mr. Lipsky added, “The Company continues to strengthen its balance sheet and reduce the borrowings under our revolving credit facility which should approximate $3,000,000 at fiscal year end compared with $6,134,000 at the end of fiscal 2003.”

Franklin Electronic Publishers (AMEX:FEP) is the worldwide leader in handheld information, having sold more than 29,000,000 electronic books. Current titles available directly or through partners number more than 8,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in North and South America. Products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com. International sales are concentrated in Europe, Canada, Australia, and Mexico.

ROLODEX® is a registered trademark of Beryl Corporation, a subsidiary of Newell Rubbermaid Inc.

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Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(In thousands except per share data)

	Three Months Ended September 30,
	2003	2002
Sales	$15,671	$21,054
Gross Margin	7,533	9,653
Net Income	747	2,559
Preferred Stock Dividend	—	—
Income Applicable to Common Stock	747	2,559
Income Per Common Share
Basic	$.09	$.32
Diluted	$.09	$.32
Weighted Average Common Shares
Basic	7,970	7,947
Diluted	8,341	7,958

	Six Months Ended September 30,
	2003	2002
Sales	$30,654	$37,571
Gross Margin	14,516	16,900
Net Income	1,027	2,716
Preferred Stock Dividend	208	188
Income Applicable to Common Stock	819	2,528
Income Per Common Share
Basic	$.10	$.32
Diluted	$.10	$.32
Weighted Average Common Shares
Basic	7,955	7,947
Diluted	8,287	8,007

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